Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

BofA Securities, Inc.

One Bryant Park

New York New York 10036

Attn: High Grade Debt Capital Markets

Transaction Management/Legal

Fax: 212-901-7881

Tel: 646-855-0724

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attn: Debt Capital Markets Desk

Fax: +1 212 205-7812

Tel: +1 866 271-7403